                                                                       EXHIBIT 8




                        [SHEARMAN & STERLING LETTERHEAD]

                                                         March 15, 2001






Ford Motor Credit Company
One American Road
Dearborn, MI 48126



Ladies and Gentlemen:

               In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $750,000,000 aggregate principal amount of its 6 1/8% Notes due March 20, 2004, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons - Income and Withholding Tax" in the Prospectus Supplement dated March 15, 2001 relating to the Registration Statement No. 333-50090, to which registration statement this consent is an exhibit.

                                                       Very truly yours,